EXHIBIT 10.4

PROMISSORY NOTE

Texada Ventures Inc. (Borrower) and IFG Trust Services Inc. (Lender), agree as follows: Borrower promises to pay to the order of Lender the amount of Fifty Thousand Dollars ($50,000), together with interest on the principal amount of this promissory note (“the Note”) from time to time outstanding from February 15, 2007 until paid at the rate 8% per annum, computed on the basis of actual days elapsed and a year of 365 days.

Interest shall be paid annually, and due on or before February 14 of each year. Principal shall be due upon demand.

Borrower may, at its option, pay all or any part of the principal amount of this Note before such amount is due without penalty or premium. Any prepayments will be applied first to accrued and unpaid interest and then to the outstanding principal amount.

Principal and interest shall be paid in lawful money of the United States of America. All payments hereunder shall be applied first against interest and then in reduction of principal.

In the event legal action is brought to enforce any of the provisions of this Agreement, the prevailing party shall be reimbursed immediately of all attorney fees and cost incurred to enforce such legal action.

This Promissory Note shall be construed and enforced in accordance with the laws of Canada.

This Promissory note may be signed in counterparts, each constituting an original. Documents signed and sent by fax transmission shall be constituted as valid and original.

IN WITNESS HEREOF, the parties hereto have executed this instrument this 15 day of February, 2007.

/s/ Jon Veltheer	/s/ Dan MacMullin
Texada Ventures Inc. – Borrower	IFG Trust Services Inc. – Lender
By: John Veltheer, President	by: Dan MacMullin, Director